Exhibit 23.1

[LETTERHEAD OF KPMG]

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Provena Foods Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-23852) on Form S-8 of Provena Foods Inc. of our report dated January 24, 2003, relating to the balance sheets of Provena Foods Inc. as of December 31, 2002 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Provena Foods Inc.

/s/ KPMG LLP

Orange County, California
March 7, 2003